THE 1818 FUND II, L.P.


                                     February 28, 1997






The WellCare Management Group, Inc.
Park West/Hurley Avenue Extension
P.O. Box 4059
Kingston, NY 12401

Gentlemen:

            Reference is made to (i) the Note Purchase Agreement (the "Note Purchase Agreement") dated as of January 19, 1996, between The WellCare Management Group, Inc., a New York corporation (the "Company"), and The 1818 Fund II, L.P., a Delaware limited partnership (the "Purchaser"), (ii) the 6.0% Subordinated Convertible Note (the "Note") due December 31, 2002 issued by the Company to the Purchaser on January 19, 1996 and (iii) the Registration Rights Agreement (the "Registration Rights Agreement" and, together with the Note Purchase Agreement and the Note, the "Transaction Documents"), dated as of January 19, 1996, between the Company and the Purchaser. Capitalized terms used but not defined herein shall have the meanings specified in the Note Purchase Agreement.

            The Purchaser and the Company desire to effect certain amendments to the Transaction Documents and to take certain other actions specified herein. Therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Purchaser and the Company hereby agree as follows:

The WellCare Management Group, Inc.                                 2





I. Amendments of Note Purchase Agreement.

      A. Amendment of Section 8.13. Section 8.13 of the Note Purchase Agreement is hereby deleted in its entirety and replaced by the following new Section 8.13:

            "8.13 Board Representation; Management Rights.

                  (a) The Company shall at or prior to the Closing Date cause one vacancy to be created on its Board of Directors (by increasing the number of members of the Board of Directors or otherwise) and at the Closing Date shall cause one person designated by the Purchaser to be elected to its Board of Directors. The Company shall at the Company's next regularly scheduled Board of Directors meeting, but in any event on or prior to February 26, 1997, cause one additional vacancy to be created on the Board of Directors (by increasing the number of members of the Board of Directors or otherwise) and shall cause one additional person designated by the Purchaser to be elected to its Board of Directors. (The persons elected to the Board of Directors of the Company pursuant to this Section 8.13(a) are referred to herein as the "Purchaser Designees.") Each Purchaser Designee shall serve until the next annual meeting of stockholders of the Company following the election of such Purchaser Designee to the Board of Directors.

                  (b) Within a reasonable time after the date (the "Amendment Effective Date") of the amendment and restatement of this Section 8.13 effected pursuant to that certain letter agreement, dated February 26, 1997, between the Company and the Purchaser, the Company shall use its reasonable efforts to cause two additional persons to be elected to the Board of Directors of the Company. Each such person shall (i) be neither an officer, director or employee of the Company or any Subsidiary of the Company nor an Affiliate of the Company and
(ii) have experience as a director of a public company or other relevant experience. (The persons elected to the Board of Directors of the Company pursuant to this Section 8.13(b) are referred to herein as the "Outside Directors"). The qualifications that a person nominated by the Company as an Outside Director is likely to have will include experience serving for at least two years as the director of an issuer (1) whose securities were listed on NASDAQ or the New York Stock Exchange during such two-year period, (2) that has had (A) an average equity capitalization of $200,000,000 or more and (B) that has had positive net income (determined in accordance with GAAP), in each case throughout the period during which such person has served as a director thereof. Each Outside Director shall serve until the next annual meeting of stockholders of the Company following the election of such Outside Director to the Board of Directors.

The WellCare Management Group, Inc.                                 3





                  (c) At the annual meeting of stockholders immediately following the Closing Date, the Purchaser Designee specified in the first sentence of Section 8.13(a) shall be designated a Class II director. At the next annual meeting of stockholders of the Company following the Amendment Effective Date, the Purchaser Designee specified in the second sentence of Section 8.13(a) and one Outside Director shall be designated as a Class III Director and one Outside Director shall be classified as a Class I Director. At each annual meeting of stockholders of the Company at which the term of any Purchaser Designee or Outside Director shall expire, so long as the Purchaser holds (A) Common Shares, or (B) Notes convertible (after giving effect to any adjustments) into Common Shares, that in the aggregate represent 2% or more of the total number of shares of common stock of the Company then outstanding, (i) the Purchaser shall be entitled to nominate such number of Purchaser Designees equal to the number of Purchaser Designees whose terms shall expire at such meeting and (ii) the Company shall use its reasonable efforts to nominate such number of persons that meet the criteria for an Outside Director specified in Section 8.13(b) equal to the number of Outside Directors whose terms shall expire at such meeting. The Company shall not amend its Certificate of Incorporation or take any other action that will cause the Company's Board of Directors to consist of more than twenty members. The Company shall cause each Purchaser Nominee and Outside Director to be included in the slate of nominees recommended by the Board of Directors to the Company's stockholders for election as directors, and the Company shall use its best efforts, in the case of a Purchaser Designee, or its reasonable efforts, in the case of an Outside Director, to cause the election of such person or persons, including voting all shares for which the Company holds proxies (unless otherwise directed by the stockholder submitting such proxy), or is otherwise entitled to vote, in favor of the election of such person or persons. The Principal Shareholders each hereby agree that he shall vote all of his shares of common stock of the Company, all other securities of the Company that are entitled to vote for directors and all proxies (unless otherwise directed by the stockholder submitting such proxy), in each case which he has the right to vote or power to direct the vote, in favor of the election of such Purchaser Nominees and such Outside Directors.

                  (d) In the event that any Purchaser Nominee shall cease to serve as a director for any reason, other than by reason of the Purchaser not being entitled to nominate a Purchaser Nominee as provided in Section 8.13(c), the Company shall use its best efforts to cause the vacancy resulting thereby to be filled by a nominee of the Purchaser. In the event that any Outside Director shall cease to serve as a director for any reason, other than by reason of the Company no longer being required to use its reasonable efforts to elect such Outside Director as provided in Section 8.13(c), the Company shall use its reasonable efforts to cause the vacancy resulting thereby to be filled by a person that meets the criteria for an Outside Director specified in Section 8.13(b); provided, however, that any successor to an Outside Director need not be reasonably acceptable to the Purchaser.

The WellCare Management Group, Inc.                                 4






                  (e) If requested by the Purchaser, the Purchaser shall have the right to consult with and advise management of the Company and its Subsidiaries on matters relating to the business and affairs of the Company, which right shall continue only for so long as may be required to enable the Purchaser to qualify as a "venture capital operating company" within the meaning of Section 2510.3-101(d) of the plan asset regulations promulgated by the United States Department of Labor.

                  (f) In the event that the Board of Directors of the Company establishes Executive, Audit and Compensation Committees (or committees with comparable functions), at least one Purchaser Nominee shall have the right, upon the Purchaser's request, to serve on any such committee."

      B. Addition of Section 8.15. The following new Section 8.15 is hereby added to the Note Purchase Agreement: "8.15. Notice of Issuance of Common Stock. Upon the issuance of any Common Shares (including the issuance of Common Shares upon the exercise or conversion of options, warrants or other securities exercisable for, or convertible into, Common Shares), the Company shall promptly provide to the Purchaser notice of such issuance, which shall include the number of Common Shares so issued and the purchase (or conversion or exercise) price therefor."

II. Amendments of the Note: The Note is hereby amended as follows:

      A. Amendment of Section 2: Section 2 of the note is hereby amended by adding the following phrase to the end of the first sentence thereof: "; provided, however, that if the Conversion Price calculated at the termination of the Calculation Period is less than $15.00 (appropriately adjusted for stock splits or stock dividends), then the Company shall, from such date until the principal amount hereof is paid in full, pay interest on the principal amount hereof, at a rate of 5.5% per annum."

      B. Amendment of Section 5.1: Section 5.1 of the Note is hereby amended by deleting percentage "125%" from the seventh line thereof and replacing it with the percentage "130%."

      C. Amendment of Section 6.1: Section 6.1 of the Note is hereby amended by adding the following sentence after the second sentence thereof and before the third sentence thereof:

            "Notwithstanding the forgoing, the Company may redeem the Notes only if the approval of the Commissioner of Health of the State of New York (the "Approval") has been obtained and has not been withdrawn (in each case, in the reasonable judgment of the holder), and if the Approval has not been obtained or if obtained and has been withdrawn (in each case, in the

The WellCare Management Group, Inc.                                 5





      reasonable judgment of the holder) then the Company shall have no right to redeem the Notes until Approval has been obtained and has not been withdrawn (in each case, in the reasonable judgment of the holder). Both partners will seek to obtain the Approval as soon as practicable after the Amendment Effective Date."

      D. Amendment of Section 6.2: Section 6.2 of the Note is hereby amended by adding the following sentence to the end thereof:

            "In the event a Change of Control occurs within 24 months after the redemption of any Notes pursuant to this Section 6 and the funds utilized to effect such redemption were derived in whole or part from sources other than (i) cash generated from operations of the business or (ii) borrowings of the Company not guaranteed by third parties, the Company shall pay to the Persons from whom such Notes were redeemed, on the date of such Change of Control, an amount equal to 30% of the principal amount of the Notes so redeemed from such Person."

      E. Amendment of Section 7.1. Section 7.1 of the Note is hereby amended by deleting (i) the parenthetical phrase "(as defined below)" from the eleventh line thereof and (ii) the third sentence thereof.

      F. Amendment of Section 7.4(b). Section 7.4(b) of the Note is hereby amended by deleting it in its entirety and replacing it with the following:

            "(b) In case the Company shall at any time or from time to time issue or sell shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) (other than (i) options to acquire shares of Common Stock granted on or prior to June 30, 1996 to any officer, director, employee or consultant of the Company or any Subsidiary of the Company or (ii) up to 100,000 shares of Common Stock (subject to adjustment) issued upon the exercise of those certain Stock Purchase Warrants issued by the Company to J.J. Farrell Associates, Inc. on July 7,
      1994), at a price per share less than either the Current Market Price per share or the Conversion Price per share then in effect at the record date referred to in the following sentence (treating (A) the price per share of any security convertible or exchangeable or exercisable into shares of Common Stock as equal to (i) the sum of the price for such security convertible, exchangeable or exercisable into shares of Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into shares of Common Stock divided by (ii) the number of shares of Common Stock initially underlying such converti-

The WellCare Management Group, Inc.                                 6





      ble, exchangeable or exercisable security and (B) the price per share of any security issued in connection with the settlement or compromise any claim, action, suit, proceeding or dispute or in connection with the satisfaction of any judgment relating to the foregoing as equal to $.01), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to such record date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock that the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised, plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the greater of the Current Market Price per share or the Conversion Price per share on such record date. Such adjustment shall be made whenever such shares of Common Stock, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such shares of Common Stock, securities, options, warrants or other rights; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7.4(b) shall only be made upon the issuance of such shares of Common Stock or such convertible or exchangeable securities, options, warrants or other rights, and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such option, warrants or other right; provided further, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) that shall have given rise to an adjustment pursuant to this Section 7.4(b) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted with respect to the related event) on the basis of (x) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired

The WellCare Management Group, Inc.                                 7





      or terminated, (y) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights that remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time."

      G. Amendment of Section 10.5. Section 10.5 of the Note is hereby amended by deleting the amount "$40,000,000" from the fourth line thereof and replacing it with the amount $19,500,000.

      H. Addition of Section 10.6. The following new Section 10.6 is hereby added to the Note:

            10.6 Quarterly Calculation of Conversion Price. For each quarterly period of the Company, beginning with the quarterly period ending December 31, 1996, the Company shall prepare and deliver a written statement to the holder of this Note within ten (10) days following the end of such quarterly period that sets forth a calculation of the Conversion Price of this Note then in effect; provided, further, that such written statement shall be accompanied by a statement of the Company's independent accountants indicating that they have reviewed and are in agreement with the calculation set forth in the aforementioned statement.

      I. Addition of Section 10.7. The following new Section 10.7 is hereby added to the Note:

            10.7 Repurchases during Calculation Period. Neither the Company nor any Subsidiary or Affiliate of the Company shall, during the Calculation Period, repurchase, contract or agree to repurchase or make any announcement of its intent to repurchase shares of the Company's Common Stock; provided that nothing in this Section 10.7 shall prohibit officers and directors of the Company from purchasing up to an aggregate of 300,000 shares of Common Stock during the Calculation Period.

      J. Amendment of Section 11.1: Section 11.1 of the Note is hereby amended by adding the following subparagraphs (i) and (j) to the end thereof:

            "(i) The Company or any subsidiary of the Company shall default in the payment of any indebtedness for money borrowed having an aggregate principal amount of $250,000 or more, or any lease obligation having aggregate rental payments of $250,000 or more beyond any grace period provided with respect thereto or any other event or condition shall exist under

The WellCare Management Group, Inc.                                 8





      any agreement or instrument under which such indebtedness for money borrowed or lease obligation is created or evidenced beyond any applicable grace period, if the effect of such event or condition is to cause the holder of such indebtedness for money borrowed or lessor (or a trustee on behalf of any such holder or lessor) to (i) cause such indebtedness for money borrowed or lease obligation to become due prior to its date of maturity or (ii) require the borrower or any Person that is a subsidiary of the borrower to purchase such indebtedness for money borrowed or assume such lease obligation; or

            (j) Any action is taken by a federal, state or local regulatory authority with respect to the Company and results in (i) the revocation of any license necessary for the Company to conduct its business, (ii) the Company being put into rehabilitation or receivership or (iii) the appointment of a Custodian for the Company or for all or substantially all of its business or the taking of similar action."

      K. Amendment of Section 12. Section 12 of the Note is hereby amended as follows:

            (i) By inserting the following new sentence after the final sentence of the defined term Current Market Price: "Notwithstanding the foregoing, in no event shall the Current Market Price be less than the Conversion Price in effect (or assumed to be in effect pursuant to clause (x) of the definition of Conversion Price) at the time of the determination of the Current Market Price.";

            (ii) By inserting the following at the end of clause (i) of the defined term Change of Control: "; provided that solely for purposes of the definition of 'Contemplated Change of Control', a 'Change of Control' in this clause (i) shall occur when such Person or Persons become such beneficial holders entitling them to exercise 10% or more of such total votes"; and

            (iii) By inserting the following new defined term after the defined term Common Stock: "'Conversion Price' shall mean as of the termination of the Calculation Period, an amount equal to 115% of the average of the Current Price of the Common Stock for the trading days during the Calculation Period (excluding from such calculation the five highest Current Prices and the five lowest Current Prices during the Calculation Period and if no Current Price is available for any given day, such trading day shall not be included in the determination of Conversion Price), as appropriately adjusted for stock splits or stock dividends, subject to the Conversion Price as so calculated being no less than $9.00 (appropriately adjusted for stock splits or stock dividends) or more than $15.00 (appropriately adjusted for stock splits or stock dividends);

The WellCare Management Group, Inc.                                 9





      provided, however, that the Conversion Price, as calculated in accordance with the foregoing, shall then be adjusted for each event that occurred during the Calculation Period that would, pursuant to Section 7.4, result in an adjustment in the Conversion Price assuming that on the date of any such event the Conversion Price was the amount determined pursuant to this sentence as adjusted for events occurring prior to such date. As of any date after termination of the Calculation Period, "Conversion Price" shall be calculated in accordance with the preceding sentence (subject to adjustment for events described in Section 7.4). 'Calculation Period' shall mean the period commencing on the first trading day occurring after August 1, 1996 and terminating on the earlier of (a) the trading day immediately preceding March 1, 1997 or (b) if applicable, the date prior to March 1, 1997 on which the notice required in Section 7.1 to exercise the conversion right is delivered in accordance with the terms and provisions of such Section 7.1; provided, however, that if a Contemplated Change of Control shall occur on or prior to the trading day immediately preceding March 1, 1997 or, if applicable, the date prior to March 1, 1997 on which the notice required in Section 7.1 to exercise the conversion right is delivered in accordance with the terms and provisions of such
      Section 7.1, then 'Calculation Period' shall mean the period commencing on first trading day occurring after August 1, 1996 and terminating on (and including) the date which is eleven trading days preceding the date of the Contemplated Change of Control. 'Current Price' of Common Stock shall mean, on any date, the average of the reported last bid and asked prices per share of Common Stock on such date as reported by the National Market System of the Nasdaq Stock Market. 'Contemplated Change of Control' of the Company shall mean such time as (x) there is an announcement or filing of any document with the Securities Exchange Commission by the Company or any other Person which discloses an actual, proposed or contemplated Change of Control of the Company or (y) there is a public announcement that the Company has or will retain professional advisors or consider or conduct a study with respect to alternatives that could enhance shareholder value."

III. Amendments of the Registration Rights Agreement. The Registration Rights Agreement is hereby amended as follows:

      A. Amendment of Section 2.1(g). Section 2.1(g) of the Registration Rights Agreement is hereby amended by deleting the number "two" from the fourth line thereof and replacing it with the number "three."

      B. Amendments of Section 2.2(a). Section 2.2(a) of the Registration Rights Agreement is hereby amended by:

The WellCare Management Group, Inc.                                 10





            (i) Deleting the phrase "Within eighteen months after the Closing Date" from the first and second lines thereof and replacing it with the phrase "On or prior to August 14, 1997"; and

            (ii) Deleting the third sentence thereof.

      C. Amendment of Section 2.2(c). Section 2.2(c) of the Registration Rights Agreement is hereby amended by deleting the final sentence thereof.

IV. Representations and Warranties True. Except as set forth on Schedule IV, the Company hereby represents and warrants to the Purchaser that on and as of the date hereof, all representations and warranties of the Company contained in any of the Transaction Documents (other than those specified in Section 5.11, Section 5.12, Section 5.13 or, solely so far as it relates to any representation or warranty specified in Section 5.11, 5.12 or 5.13, Section 5.21 of the Note Purchase Agreement) are true and correct as of the date hereof as if made on the date hereof and with the same effect as if set forth in this letter agreement.

V. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

      A. Due Authorization. The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action, and the provisions of this Amendment are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

      B. Governmental Authorization; Third Party Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any
(i) Governmental Authority or (ii) any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this letter agreement or the transactions contemplated hereby except, in the case of (ii) with respect to any Contractual Obligation, any such consent or other action that would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company if not obtained.

      C. Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the Company's Knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries:

            (a) with respect to this letter agreement or any of the transactions contemplated hereby; or

The WellCare Management Group, Inc.                                 11






            (b) except as set forth on Schedule V.C, that would, if adversely determined, (i) have a material adverse effect on the Condition of the Company or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this letter agreement. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this letter agreement.

      D. Financial Condition. The Company heretofore has delivered to the Purchaser true and correct copies of (i) the restated audited consolidated financial statements of the Company and its Subsidiaries dated as of December 31, 1994 (the "Restated Financials"), (ii) the audited consolidated financial statements of the Company and its Subsidiaries dated as of December 31, 1995 (the "1995 Financials"), (iii) the unaudited interim consolidated financial statements of the Company and its Subsidiaries dated as of March 31, 1996 (the "March 31 Interim Financials"), (iv) the unaudited interim consolidated financial statements of the Company and its Subsidiaries dated as of June 30, 1996 (the "June 30 Interim Financials") and (v) the unaudited interim consolidated financial statements of the Company and its Subsidiaries dated as of September 30, 1996 (the "September 30 Interim Financials"). Each of the Restated Financials, the 1995 Financials, the March 31 Interim Financials, the June 30 Interim Financials and the September 30 Interim Financials have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby and, in the case of the March 31 Interim Financials, the June 30 Interim Financials and the September 30 Interim Financials, except for normal recurring year-end adjustments. Each of the Restated Financials, the 1995 Financials, the March 31 Interim Financials, the June 30 Financials and the September 30 Interim Financials presents fairly the consolidated financial condition of the Company as of the date thereof, and the consolidated results of operations of the Company for the period then ended. Except as set forth on
Schedule V.D., the March 31 Form 10-Q, the June 30 Form 10-Q or the September 30 10-Q (each as defined below), neither the Company nor any of its Subsidiaries has any material direct or indirect indebtedness, liability or obligation, whether known or unknown, fixed or unfixed, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on a financial statement (collectively "Liabilities"), other than (i) Liabilities fully and adequately reflected on the 1995 Financials and (ii) those incurred since the date of the 1995 Financials in the ordinary course of business.

      E. No Material Adverse Change. Since August 14, 1996, except as set forth in the September 30 10-Q (as defined herein) and on Schedule V.E, there has not been any material adverse change in the Condition of the Company, nor in the opinion of the Company's senior management is any such change probable.

The WellCare Management Group, Inc.                                 12





      F. Annual Report on Form 10-K; Quarterly Reports on Form 10-Q; Commission Documents.

            (a) Each of (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed by the Company with the Commission on May 31, 1996 (the "1995 Form 10-K"), (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 filed by the Company with the Commission on May 31, 1996 (the "March 31 10-Q"), (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 filed by the Company with the Commission on August 14, 1996 (the "June 30 10-Q") and (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 filed by the Company with the Commission on November 14, 1996 (the "September 30 10-Q") was true and accurate in all material respects when filed with the Commission and in compliance in all material respects with the requirements of its report form.

            (b) The Company has, since August 14, 1996, filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and all amendments thereto (collectively, the "Commission Documents"); and the Company has furnished the Purchaser correct and complete copies of all Commission Documents, each as filed with the Commission, from and after August 14, 1996. Each Commission Document was true and accurate in all material respects when filed with the Commission and in compliance in all material respects with the requirements of its respective report form.

VI. Amendment and Restatement of Notes. The Company hereby agrees that if requested to do so by the Purchaser, it will execute an amended and restated Note (the "Amended and Restated Note") incorporating the amendments to the note set forth in Section II of this letter agreement. Upon delivery of the Amended and Restated Note, the Purchaser will surrender to the Company the Note outstanding on the date hereof (the "Old Note"). The Amended and Restated Note shall be dated the date of, and be in the same denomination as, the Old Note replaced by it. From and after the date of delivery of the Amended and Restated Note, all references in any Transaction Document, as amended hereby, to the term "Note" or "Notes" shall be deemed to refer to the Amended and Restated Note.

VII. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

VIII. Effect on Transaction Documents. The Purchaser hereby waives any claim under the Note Purchase Agreement that, based upon facts known to the Purchaser on the date hereof, any representation or warranty of the Company set forth in Section

The WellCare Management Group, Inc.                                 13





5.11, Section 5.13 (in respect to Section 5.13 solely with respect to the financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and Selected Financial Information set forth in any Commission Document) or, solely so far as it relates to any representation or warranty specified in Section 5.11 or 5.13,
Section 5.21 was not true and correct as of the Closing Date. The waiver by the Purchaser specified above is made specifically in reliance upon the independent auditors report of Deloitte & Touche, LLP contained in the 1995 Form 10-K. The Purchaser hereby also waives (i) any violation that may have existed under
Section 8.1(a) of the Agreement from April 9, 1996 through May 31, 1996, (ii) any violation that may have existed under Section 8.1(b) of the Agreement from May 20, 1996 through May 31, 1996, (iii) any violation that may have existed under Section 8.2(a) or (b) or Section 8.6(b)(i) or (ii) through the Amendment Effective Date, to the extent any notice was required thereunder with respect to any of the items specified in the other numbered clauses of this sentence or relate to the Company's default under the Loan Agreement (as defined in the Note) or the class action lawsuits brought against the Company and certain officers and directors alleging violation of the federal securities laws and
(iv) any violation of Section 10.5 of the Note that may have existed from March 31, 1996 through the date hereof, and in each case any Event of Default (as defined in the Note) that may have resulted therefrom. Except as specifically set forth in this letter agreement, the Transaction Documents shall remain unmodified and in full force and effect and are hereby ratified by the parties thereto, as amended. The Company acknowledges and agrees that this letter agreement does not represent an intention by the Purchaser (other than as set forth herein) to waive, modify or forebear from exercising any of its rights, powers and privileges under any Transaction Document and no such commitment, waiver, modification (other than as set forth herein) or forbearance has been offered, granted, extended or agreed, nor is any implied, by the Purchaser.

IX. Entire Agreement. This letter agreement, together with the Transaction Documents as amended hereby, represents the complete understanding of the parties with respect to the subject matter hereof.

X. Expenses. The Company shall promptly pay or reimburse to the Purchaser the fees and expenses (including fees, expenses and other charges of Paul, Weiss, Rifkind, Wharton & Garrison and Coopers & Lybrand) incurred by the Purchaser in connection with the Company's restatement of its financial statements and related activities, investigations and other matters and the preparation, negotiation and execution of this letter agreement and the transactions contemplated hereby; provided that the Company shall not be obligated to pay more than $100,000 under this paragraph.

The WellCare Management Group, Inc.                                 14







XI. Headings. Headings in this letter agreement are for reference only, and shall not affect the interpretation or meaning of any provision of this Amendment.

XII. Governing law. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                                    Very truly yours,

                                    THE 1818 FUND II, L.P.

                                    By:   Brown Brothers Harriman & Co.,
                                          its General Partner


                                    By:   /s/ Lawrence C. Tucker
                                          ----------------------------
                                          Name:   Lawrence C. Tucker
                                          Title:  Partner


ACKNOWLEDGED AND AGREED:

THE WELLCARE MANAGEMENT GROUP, INC.


By:   /s/ Joseph R. Papa
      ---------------------
      Name:  Joseph R. Papa
      Title: President and
               Chief Operating Officer

The WellCare Management Group, Inc.                                 15





As a material inducement to the Purchaser to enter into this letter agreement, the undersigned hereby agrees to continue to be bound by and perform in accordance with Sections 8.11, 8.13 (as amended by this letter agreement), 8.14 and 10.1 of the Note Purchase Agreement irrespective of the amendments thereto effected pursuant to this letter agreement.



            /s/ Robert W. Morey, Jr.
            ------------------------
            Robert W. Morey, Jr.


            /s/ Edward A. Ullmann
            ------------------------
            Edward A. Ullmann

                         SCHEDULE IV TO LETTER AGREEMENT
                             DATED FEBRUARY 28, 1997
                           BY AND BETWEEN THE WELLCARE
                           MANAGEMENT GROUP, INC. AND
                             THE 1818 FUND II, L.P.


1.    Schedules 3.16 and 5.6

      See Schedule V.C.



3.    Schedule 5.16

      Name of Corporation                 State of Incorporation
      -------------------                 ----------------------

      WellCare of New York, Inc.                New York

      Agente Benefit Consultants, Inc.          New York

      WellCare Medical Management, Inc.         New York

      WellCare Development, Inc.                New York

      WellCare of Connecticut, Inc.             Connecticut


4.    Schedule 5.17

Name of Individual      Type of Relationship    Stock Option Commitment
------------------      --------------------    -----------------------
Marystephanie Corsones  Chief Financial         2,000 options at fair market value on
                        Officer, employee       January 1 of each contract year
                                                (through January 1997)

Lawrence                                        Group Consultant Stock based on
                                                a formula of hours worked
                                                quarterly at a rate of
                                                $100/hour.

J.J. Farrell             Consultant             Stock Purchase Warrants issued July
  Associates, Inc.                              7, 1994 which provide for the
                                                holder's purchase of up to 100,000

                                                shares based upon a formula
                                                purchase price.

Joseph R. Papa          President and           30,000 options per year on each of
                        Chief Operating         9/1/97, 9/1/98, and 9/1/99, at the
                          Officer               greater of fair market value on
                                                the date of the grant or $15,
                                                $20, $25, respectively.


See also attached sheets


5.    Section 5.18

      See Schedule V.E.1.


6.    Section 5.24

      See Schedule V.E.2.

                        SCHEDULE V.C. TO LETTER AGREEMENT
                             DATED FEBRUARY 28, 1996
                           BY AND BETWEEN THE WELLCARE
                           MANAGEMENT GROUP, INC. AND
                             THE 1818 FUND II, L.P.


            1. Hanovice v. The WellCare Management Group, Inc. In September 1995, an ophthalmologist who formerly served as a health care provider for WellCare of New York, Inc. (the "WellCare HMO"), one of the Company's health maintenance organizations ("HMOs"), commenced an action in the Supreme Court of Ulster County of the State of New York, against the Company, asserting that the Company breached an implied covenant of good faith and fair dealing, and "interfered" with the plaintiff's contracts, in terminating his provider contract with the WellCare HMO. The complaint seeks $1,000,000 in damages. In October 1995, the Company filed a motion to dismiss, asserting that (i) the suit was filed against an improper party, as the Company's subsidiary, not the Company, was a party to the provider contract; (ii) damages are not justified in any event as the plaintiff's provider contract was "at will" and termination was properly effected thereunder; and (iii) the plaintiff's interference claim was legally insufficient as pleaded. By Decision and Order, dated April 10, 1996 (the "Decision and Order"), the Company's motion to dismiss was granted and the complaint was dismissed as against the Company. Plaintiff thereafter served an amended complaint against WellCare HMO, limiting Plaintiff's claim to $14,863.33. Since plaintiff has failed to timely perfect an appeal of the Decision & Order, his opportunity to do so has lapsed. Counsel for both parties are currently attempting to negotiate a settlement of plaintiff's remaining claim.

            2. Rosenberg v. WellCare HMO On October 13, 1995, Justin Rosenberg, a member covered under a WellCare HMO benefit plan (the "Plaintiff"), commenced an action in the Supreme Court of Ulster County of the State of New York, against WellCare HMO, asserting that the Plaintiff had to seek emergency treatment from outside the network because her participating primary care physician was not available after she collapsed. On November 24, 1995 Plaintiff serves a complaint on WellCare HMO, seeking $100,000 in damages, plus interest from October 20, 1993, disbursements, and attorney's fees. WellCare HMO believes the claim is without merit and will continue to contest the action vigorously.

            3. Reference is made to class action suits filed against the Company and the SEC Formal Order of Private Investigation as set forth in the Company's Quarterly Report of Form 10-Q for the quarterly period ended September 30, 1996 filed by the Company with the Securities and Exchange Commission on November 14, 1996.

            4. Errol Nadler, M.D. A provider with a variety of contracts with the Company claims that the Company owes him and his related corporate entities approximately $140,000. No litigation has yet been commenced. The Company believes that it has offsetting claims and that its net liability is approximately $20,000. The Company is currently attempting to negotiate a settlement of this claim.

            5. New York State Insurance Department Report The New York State Insurance Department ("NYSID") has completed its triennial audit of the Company and WellCare HMO, and issued a report thereon dated January 10, 1997, a copy of which has been provided to Purchaser (the "NYSID Report"). The NYSID Report includes recommendations by NYSID with respect to the WellCare HMO and recommends that WellCare HMO's failure to file all contracts, riders and rates and to properly adjust the guaranteed rates of its group contracts and knowingly charging incorrect rates be referred to the NYSID's Office of General Counsel for disciplinary action. By letter dated February 12, 1997, the Company indicated the extent to which it agrees with the NYSID Report and the areas of disagreement. By letter dated February 18, 1997, the NYSID advised the Company that it would make no changes to the NYSID Report.

                       SCHEDULE V.E. TO LETTER AGREEMENT
                            DATED FEBRUARY 28, 1997
                          BY AND BETWEEN THE WELLCARE
                          MANAGEMENT GROUP, INC. AND
                            THE 1818 FUND II, L.P.


            1. Except as set forth in the NYSID Report.

            2. The Company is in the process of renegotiating the reinsurance agreement with each of Preferred Health Insurance Company of New York and Preferred Life Insurance Company of New York.